Exhibit 10.4

MASTER SUB-ADVISORY AGREEMENT
ADDENDUM ONE
This Master Sub-Advisory Agreement Addendum One is made this 8th day of June, 2017 (this “Addendum”), by and among Athene Asset Management, L.P., a Cayman Islands exempted limited partnership (the “Investment Manager”), Apollo Capital Management, L.P., a Delaware limited partnership (“ACM”), Apollo Global Real Estate Management, L.P., a Delaware limited partnership (“AGREM”), ARM Manager LLC, a Delaware limited liability company (“ARM”) and Apollo Longevity, LLC, a Delaware limited liability company (“ALL”, and together with ACM, AGREM and ARM, the “Sub-Advisors), pursuant to that certain Amended and Restated Master Sub-Advisory Agreement, effective as of January 1, 2015 (as further amended, supplemented or modified from time to time, the “Master Sub-Advisory Agreement”) by and among the Investment Manager and the Sub-Advisors. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Master Sub-Advisory Agreement.
WHEREAS, the Investment Manager and the Sub-Advisors entered into the Master Sub-Advisory Agreement pursuant to which the Investment Manager retained the Sub-Advisors to manage an investment portfolio of one or more Accounts;
WHEREAS, the Investment Manager and the Sub-Advisors have agreed to the payment of certain fees for services provided by the Sub-Advisors to the Investment Manager in respect of certain investments, with such fees being described herein and evidenced by replacing Schedule 2.1 to the Master Sub-Advisory Agreement in its entirety with Exhibit A attached hereto; and
WHEREAS, this Addendum shall be attached to, amend and become a part of the Master Sub-Advisory Agreement.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.Amendments to Schedule 2 of the Master Sub-Advisory Agreement. Schedule 2.1 of the Master Sub-Advisory Agreement is hereby deleted and replaced in its entirety with the attached Exhibit A hereto.

2.Addendum to Master Sub-Advisory Agreement. This Addendum constitutes an Addendum to the Master Sub-Advisory Agreement (as such term is defined in Section 1 of the Master Sub-Advisory Agreement). This Addendum shall be deemed to be attached to, amend and become a part of the Master Sub-Advisory Agreement and the terms of the Master Sub-Advisory Agreement shall be amended, supplemented or modified by the terms of this Addendum as applicable. Any reference to “this Agreement” in the Master Sub-Advisory Agreement shall be deemed to include the terms set forth in this Addendum.

3.Conflicts. In the event of any conflict or inconsistency between the terms of this Addendum and those of the Master Sub-Advisory Agreement, this Addendum will control.

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IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their respective duly authorized officers as of the date and year first above written.

ATHENE ASSET MANAGEMENT, L.P. BY: AAM GP LTD., ITS GENERAL PARTNER
/s/ James R. Belardi
Name: James R. Belardi
Title: Chief Executive Officer

APOLLO CAPITAL MANAGEMENT, L.P. By: Apollo Capital Management, GP, LLC, its General Partner
/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

APOLLO GLOBAL REAL ESTATE MANAGEMENT, L.P. By: Apollo Global Real Estate Management GP, LLC, its General Partner
/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

ARM MANAGER LLC
/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

APOLLO LONGEVITY, LLC By: Apollo Capital Management, L.P., its sole member By: Apollo Capital Management, GP, LLC, its General Partner
/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

Signature Page to Addendum One

Exhibit A

Schedule 2-1

Management Fee Schedule

1.
Management Fee. In consideration of the services performed under the Agreement, the Investment Manager shall pay to the Sub-Advisors (allocated among such Sub-Advisors as such Sub-Advisors shall determine) a management fee (the “Management Fee”), calculated and paid quarterly in arrears as a percentage of Average Month-End Net Asset Value of assets in all the Accounts managed by the Sub-Advisors (unless otherwise agreed to by the parties1), (other than Third Party CLO Equity Managed Account (as described on Schedule 2-3)2) pursuant to the following schedule, which shall take effect with respect to new and existing assets as of January 1, 2017:

Assets Under Management[3]	Management Fee Rate[4]
< $10,000,000,000	40 bps (0.40%) per annum
≥ $10,000,000,000 and < $12,440,936,389	35 bps (0.35%) per annum
> $12,440,936,389 and < $16,000,000,000	40 bps (0.40%) per annum
> $16,000,000,000	35 bps (0.35%) per annum
1 For the avoidance of doubt but subject to Section 2(a), to the extent that a Sub-Adviser invests on behalf of the Account in an affiliate-managed CLO (a) to the extent that such investment is on a secondary basis in one of the debt and/or equity tranches of such CLO, the Account will be charged fees pursuant to this Schedule 2-1; and (b) to the extent that such investment is on a primary basis, the agreement governing the Account’s investment into the affiliate-managed CLO will govern the treatment of fees in such instance (and not, for the avoidance of doubt, this Schedule 2-1). In addition, the Investment Manager shall be responsible for any servicing fees associated with the sub-advised mortgage and mezzanine real estate loan portfolio.
2 For the avoidance of doubt, this fee schedule does not apply to future or existing investments in Apollo funds (which as of the date hereof includes but is not limited to TRF, COF 3, EPFs, FCIs, all the ALM and ALME CLO sand related warehouses, the levered CMBS funds and APC), or to any investments made by Apollo Royalties Management LLC. Additionally, this fee schedule does not apply to investments in MCF CLO II (f/k/a Kirkwood), which is covered by Schedule 2-3 hereof). Fees with respect to the Third Party CLO Equity Managed Account are charged pursuant to Schedule 2-3, and the Project Orange Trade will be included in the Third Party CLO Equity Managed Account and charged accordingly.
3 “Assets Under Management” shall be calculated in the aggregate to include the investment assets of or relating to Athene Holding Ltd. (“Athene”) and its subsidiaries, managed by ACM, AGREM, ARM, ALL, Apollo Emerging Markets, LLC (“AEM”) or an affiliate thereof, whether under this Agreement or separate sub-advisory agreement with the Investment Manager, including cash and all assets in surplus accounts and funds withheld accounts, modified coinsurance accounts and reinsurance trusts supporting reinsurance agreements entered into by Athene and managed by ACM, AGREM, ARM, ALL and AEM. For the avoidance of doubt, Assets Under Management shall not include future or existing investments in Apollo managed funds (which as of the date hereof includes but is not limited to TRF, COF 3, EPFs, FCIs, all the ALM, ALME or other affiliated CLOs or CLO-sponsored vehicles and related warehouses, APC, the levered CMBS funds) or any investments made by Apollo Royalties Management LLC; provided, that, notwithstanding the foregoing, to the extent that the Account invests in any affiliated CLO or CLO-sponsored vehicle pursuant to which the Account is charged fees pursuant to this Schedule 2-1, such investment in such affiliated CLO or CLO-sponsored vehicle shall be included in Assets Under Management.
4 For the avoidance of doubt, this Schedule 2-1 shall not apply to any Apollo controlled investment entities, the fee schedule of which shall be governed by a separate schedule or other governing document.

Exhibit A

Exhibit A

The “Average Month-End Net Asset Value” shall be the average of the month-end aggregate net asset value of the Accounts during the calendar quarter. If the period in respect of which a Management Fee is payable is less than a calendar quarter, then the Management Fee shall be pro rated accordingly. For the avoidance of doubt, for a given month, Average Month-End Net Asset Value shall be calculated based on trade date holdings plus accrued interest.

2.
Valuation. Each Sub-Advisor, through its designee, shall (i) be responsible for determining the value of the assets that are purchased for the Accounts that it manages in accordance with such Sub-Advisor’s existing policies and procedures, and (ii) shall use commercially reasonable efforts to submit a proposed valuation of such Accounts within 5 business days (but in no event later than 6 business days) following each month-end to the Investment Manager. The parties hereto agree to negotiate in good faith as to any objections raised by the Investment Manager about the valuation of assets in the Accounts for purposes of determining the Management Fees.

3.
Payment of Fees. The Management Fee will be calculated, billed, and paid quarterly in arrears, based on the Average Month-End Net Asset Value as of the last business day of each and all of the three calendar months during the relevant quarter, or in the case of any partial quarterly period, the last day of each calendar month during the relevant period and the last business day of such period. The Investment Manager will pay any Management Fees payable hereunder within 30 calendar days following receipt by the Investment Manager of an invoice for such fee, detailing the calculation of such fee. The Investment Manager and the Sub-Advisors shall agree on the form and substance of such invoice before the first Management Fee billing cycle. Upon termination of the Agreement, any outstanding Management Fee shall become immediately payable by the Investment Manager.

4.
Incentive Fees. For the avoidance of doubt, the provisions governing incentive fees on existing assets remain intact and shall not be deemed amended by this Agreement. The Investment Manager and each Sub-Advisor may agree in writing from time to time on an incentive fee with respect to particular investments or asset classes managed by such Sub-Advisor.

Exhibit A